Exhibit 10.1.2

XO COMMUNICATIONS, INC.
EMPLOYEE RETENTION AND INCENTIVE PLAN

1. PURPOSE

     The purpose of this XO Communications, Inc. Employee Retention and Incentive Plan (the “Plan”) is to encourage eligible employees of XO Communications, Inc. (the “Company”) to continue their employment with the Company during the period of the Company’s restructuring and to incentivise these employees to achieve certain corporate performance goals by establishing retention bonuses that may be paid to these employees upon completion of certain service requirements and the accomplishment of certain corporate performance objectives including the successful reorganization of the Company and achieving certain earnings objectives. Up to $25 million in the aggregate shall be available for the payment of retention bonuses under the Plan (each such bonus is hereafter referred to as a “Retention Bonus”). Exhibit A, attached hereto, sets forth the projected grade levels of employee participants, percentage of base salary used to determine each Participant’s Maximum Bonus (as such terms are defined below) (except for those Participants employed after April 1, 2002), number of employees in each grade level and aggregate bonus amount for each grade level.

2. EFFECTIVE DATE

     The Plan shall become effective upon the date (the “Effective Date”) that such Plan is filed with the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”), such court having jurisdiction over Chapter 11 cases currently pending with respect to the Company, as supplemental material to the Company’s plan of reorganization (the “Plan of Reorganization”); provided, however, that such Effective Date shall be subject to the subsequent effectiveness of an order by the Bankruptcy Court confirming the Plan of Reorganization.

3. ELIGIBILITY

     (a)  Only those employees of the Company who have received written notice from the Plan Administrator (as defined below) that they have been selected for participation in the Plan (each such employee a “Participant”) shall become eligible to earn a Retention Bonus under the Plan.

     (b)  Each Participant shall receive written notification of participation in the Plan following the Effective Date, which shall set forth the amount of the Retention Bonus that, subject to Sections 4 and 5 herein, the Participant may be eligible to receive.

4. AMOUNT AND PAYMENT OF RETENTION BONUSES

     (a)  As soon as practicable following the Effective Date, the Plan Administrator shall, in accordance with the parameters of Exhibit A hereto, designate the

Participants, determine the potential maximum amount of each Participant’s Retention Bonus (the “Maximum Bonus”), notify such Participants of their participation and their potential Retention Bonus amounts and shall set forth such amounts across from each Participant’s name on Exhibit B hereto; provided, however, that the Maximum Bonus for Participants employed by the Company or a subsidiary after April 1, 2002 may be based on a lesser percentage of base salary than set forth on Exhibit A. Except as specified on Exhibit B, each Retention Bonus, will be earned and paid in three installments as follows:

•	Twenty-five percent (25%) of each Participant’s Maximum Bonus (the “Emergence Bonus”) shall be paid concurrent with the consummation of the Plan of Reorganization by the Bankruptcy Court and the Company’s emergence from Chapter 11 proceedings (the “Consummation Date”);

•	Up to thirty-seven and one half percent (37.5%) (the “Maximum First Bonus”) of each Participant’s Maximum Bonus, as determined pursuant to Section 4(b) below, shall be paid as soon as practical following the First Target Date (as defined below) (the “First Bonus”); and

•	Up to an additional thirty-seven and one half percent (37.5%) (the “Maximum Second Bonus”) of each Participant’s Maximum Bonus, as determined pursuant to Section 4(b) below, shall be paid as soon as practical following the Second Target Date (as defined below) (the “Second Bonus”).

     The Plan Administrator must certify in writing as to the Company’s successful reorganization and emergence from Chapter 11 proceedings following the Consummation Date prior to the payment of any Emergence Bonus.

     (b)  The amount of a Participant’s First Bonus and Second Bonus will be calculated by the Plan Administrator, in its sole discretion, and will be based on the Company’s EBITDA (as defined below) reported for the two fiscal quarters immediately preceding the First Target Date and Second Target Date, as applicable, as follows:

•	If the sum of the Company’s EBITDA for the two fiscal quarters immediately preceding the First Target Date or the Second Target Date, as applicable, is less than 75% of the Target EBITDA (as defined below) for the First Target Date or the Second Target Date, as applicable, then the amount of the First Bonus and/or Second Bonus, as applicable, shall be zero and no Retention Bonus shall be paid with respect to such date(s).

•	If the sum of Company’s EBITDA for the two fiscal quarters immediately preceding the First Target Date or the Second Target Date, as applicable, is 75% to 100% of the Target EBITDA for the First Target Date or the Second Target Date, as applicable, then the amount of the First Bonus and/or Second Bonus, as applicable, shall be 75% of the Maximum First Bonus or Maximum Second Bonus, as applicable.

•	If the sum of Company’s EBITDA for the two fiscal quarters immediately preceding the First Target Date or the Second Target Date is greater than 100% of the Target EBITDA for the First Target Date or the Second Target Date, as applicable, then the Maximum First Bonus and/or Maximum Second Bonus, as applicable, shall be paid with respect to such date(s).

The Plan Administrator must certify in writing as to the attainment of the EBITDA targets and the amounts of the Retention Bonuses for each Participant prior to payment. For example, if the Company attains 70% of its Target EBITDA with respect to the First Target Date and 110% of its Target EBITDA with respect to the Second Target Date, then each eligible Participant shall be paid 0% of the Maximum First Bonus and 100% of the Maximum Second Bonus.

     (c)  Notwithstanding the foregoing, (1) if a Participant is on an unpaid leave of absence on the date that the Emergence Bonus, First Bonus or Second Bonus is scheduled to be paid, then such Participant shall not be entitled to receive payment of the applicable bonus until he or she has returned to active employment status, and (2) if a Participant was on an unpaid leave of absence at any time during the period of the Effective Date through the Consummation Date, First Target Date or Second Target Date, then the amount of Emergence Bonus, First Bonus or Second Bonus to which such Participant shall be eligible shall be prorated for (A) the number of days that such Participant was on active employment status service from the Effective Date through the Consummation Date, First Target Date or Second Target Date, as the case may be, over (B) the number of days from the Effective Date through the Consummation Date, First Target Date or Second Target Date, as the case may be; provided, however, that, if such Participant does not return to active employment status within 180 days of the commencement date of his or her unpaid leave of absence, then such Participant will be deemed to have voluntarily terminated his or her employment effective as of the date that he or she commenced the leave of absence and shall forfeit rights to any unpaid Retention Bonus as of such date pursuant to Section 5(a).

     (d)  Notwithstanding anything herein to the contrary, no Participant shall earn or receive his or her applicable Emergence Bonus, First Bonus or Second Bonus unless such Participant is employed by the Company or a subsidiary on the Consummation Date, First Target Date or Second Target Date, as applicable, and has not suffered an unapproved lapse in employment from the Approval Date through the Consummation Date, First Target Date or Second Target Date, as applicable.

     (e)  Notwithstanding anything contained herein to the contrary and except as provided in Section 5, payments to a Participant of any kind whatsoever under any other plan or agreement of the Company or one of its subsidiaries or affiliates, including, without limitation, any benefits payable under any employment agreement between the Company and the Participant, that are specifically identified as or intended to be a retention bonus or retention payment for service to the Company prior to or following the confirmation of the Plan of Reorganization shall offset and reduce the value of any Retention Bonus payable hereunder to such Participant; provided, however, that payments to a Participant under and pursuant to either the Company’s Severance Pay Plan, or an employment agreement between the Company and a Participant existing, or approved by the Compensation Committee, as of the Effective Date, shall not be deemed to have been specifically identified as or intended to be a retention bonus or retention payment for service to the Company prior to or following the confirmation of the Plan of Reorganization and thus shall not reduce the value of any Retention Bonus payable hereunder.

     (f)  Definitions

     “First Target Date” means (i) if the Consummation Date is on or before December 31, 2002, the date of the filing with the Securities and Exchange Commission (the “SEC”) of the Company’s Quarterly Report on Form 10-Q (containing quarterly financial statements) for the fiscal quarter ending March 31, 2003 or (ii) if the Consummation Date is after December 31, 2002, the date of the filing with the SEC of the Company’s Quarterly Report on Form 10-Q (containing quarterly financial statements) for the second fiscal quarter ending after the Consummation Date.

     “Second Target Date” means (i) if the Consummation Date is on or before December 31, 2002, the date of the filing with the SEC of the Company’s Quarterly Report on Form 10-Q (containing quarterly financial statements) for the fiscal quarter ending September 30, 2003 or (ii) if the Consummation Date is after December 31, 2002, the date of the filing with the SEC of the Company’s Quarterly or Annual Report on Form 10-Q or 10-K, as applicable (containing quarterly financial statements) for the fourth fiscal quarter ending after the Consummation Date.

     “EBITDA” means, for any period, an amount determined for Company and its Subsidiaries on a consolidated basis equal to (i) the sum of the amounts for such period of (a) Consolidated Net Income, (b) Consolidated Interest Expense, (c) provisions for taxes, (d) total depreciation expense, (e) total amortization expense, (f) total restructuring-related fees and expenses and loss arising from fresh-start accounting, in each case determined in accordance with GAAP (an estimate of all of which is set forth in a Schedule hereto), and expenses related to the Employee Retention and Incentive Plan, and (g) other non-cash items reducing Consolidated Net Income (including, without limitation, management ownership allocation charge and non-cash deferred compensation) minus (ii) the sum of the amounts for such period of (a) gain arising from fresh-start accounting and the cancellation of indebtedness, in each case determined in accordance with GAAP (an estimate of which gain is set forth in a Schedule hereto), and (b) other non-cash items increasing Consolidated Net Income, provided that the items described in clauses (i)(b), (i)(c), (i)(d), (i)(e), (i)(f), (i)(g), (ii)(a) and (ii)(b) shall be added or subtracted, as the case may be, only to the extent included in computing Consolidated Net Income. The terms Consolidated Net Income and Consolidated Interest Expense shall have the meanings assigned in the Amended and Restated Credit and Guaranty Agreement of the Company effective in conjunction with the completion of the Restructuring Transaction.

     “Target EBITDA” means the sum of the targets for the two fiscal quarters immediately preceding the First Target Date or Second Target Date, as applicable, as set forth in Exhibit C hereto.

5. TERMINATION OF EMPLOYMENT

     (a)  In the event a Participant’s employment with the Company and all subsidiaries is terminated by the Company or a subsidiary for Cause (as defined below) or by the

Participant for any reason prior to the Consummation Date, First Target Date or Second Target Date, as applicable, then such Participant shall be ineligible to receive and shall forfeit any portion of the Retention Bonus payable in respect of such dates which has not yet been paid as of such termination date. In the event a Participant’s employment with the Company and all subsidiaries is terminated by the Company or a subsidiary without Cause or if the Participant dies prior to the Consummation Date, First Target Date or Second Target Date, as applicable, then the Participant’s Emergence Bonus, First Bonus or Second Bonus, taking into account the Company’s achievement of reorganization and EBITDA, as applicable, shall be prorated for service from the Effective Date through the date of termination of employment with the Company (or death) over the number of days from the Effective Date through the Consummation Date, First Target Date or Second Target Date, as the case may be, and paid at the same time as such bonuses are paid to other Participants; provided, however that prorated Retention Bonuses shall only be paid with respect to the Emergence Bonus, First Bonus or Second Bonus that is due to be paid immediately after such termination and not with respect to any future bonus. For example, if a Participant dies after payment of the Emergence Bonus but prior to the First Target Date then a prorated First Bonus shall be paid, but no Second Bonus shall be paid to that Participant.

     (b)  “Cause” means a Participant’s (i) conviction of a felony involving an intentional act of fraud, embezzlement or theft in connection with his/her employment with the Company; (ii) intentional wrongful damage to property, contractual interests or business relationships of the Company; (iii) intentional wrongful disclosure of secret processes or confidential information of the Company in violation of any agreement with or policy of the Company; or (iv) conduct contrary to the Company’s announced policies or practices (including those contained in the Company’s Employee Handbook) where either (x) the nature and/or severity of the conduct or its consequences typically would have resulted in immediate termination based on the Company’s established employee termination or disciplinary practices in place at the time or (y) the Participant has been provided with written notice detailing the relevant policy or practice and the nature of the objectionable conduct or other violation and within 20 business days of the receipt of such notice the Participant has not remedied the violation or ceased to engage in the objectionable conduct.

6. GENERAL PROVISIONS

     (a)  Payments under this Plan shall not constitute wages, and shall be paid by the Company from the general assets of the Company. No director, officer, agent or employee of the Company shall be personally liable in the event the Company fails to make any payments under this Plan. Notwithstanding anything in this Plan to the contrary, any payments to be made hereunder shall only be made as and to the extent the Company has adequate funding therefor.

     (b) Payments under this Plan are subject to Federal, state and local income tax withholding and all other applicable federal, state and local taxes. The Company shall withhold, or cause to be withheld, from any payments made hereunder all applicable Federal, state and local withholding taxes and may require the employee to file any certificate or other form in connection therewith.

     (c)  Nothing contained herein shall give any employee the right to be retained in the employment of the Company or any successor, or affect the Company’s right to dismiss any employee at will.

     (d)  This Plan is not a term or condition of any individual’s employment and no employee shall have any legal right to payments hereunder except to the extent all conditions relating to the receipt of such payments have been satisfied in accordance with the terms of this Plan as set forth herein.

     (e)  Nothing contained herein shall give an employee any right to any employee benefit upon termination of employment with the Company.

     (f)  No person having a benefit under this Plan may assign, transfer or in any other way alienate the benefit, nor shall any benefit under this Plan be subject to garnishment, attachment, execution or levy of any kind. Any payments to be made hereunder in respect of a deceased Participant shall be paid to the Participant’s estate.

7. ADMINISTRATION

     (a)  The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company (the “Board”) unless the Board appoints another committee to administer the Plan (in either case, the “Plan Administrator”). The Plan Administrator must consist solely of two or more members of the Board appointed by the Board, each of whom shall be an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Plan Administrator may delegate its authority under the Plan to any executive officer of the Company with respect to Participants who are not deemed to be “covered employees” of the Company within the meaning of Section 162(m) of the Code as of the Effective Date.

     (b)  Subject to the express provisions of this Plan, the Plan Administrator shall have sole authority to interpret the Plan (including any vague or ambiguous provisions) and to make all other determinations deemed necessary or advisable for the administration of the Plan. All determinations and interpretations of the Plan Administrator shall be final, binding and conclusive as to all persons. Subject to the limitations set forth in Sections 1, 3 and 4 hereof, the Plan Administrator may designate the individuals to be covered under the Plan.

     (c)  Neither the Plan Administrator nor any employee, officer or director of the Company shall be personally liable by reason of any action taken with respect to the Plan for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each employee, officer or director of the Company, including the Plan Administrator, to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any reasonable cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Board of Directors of the Company) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud, bad faith or gross negligence.

8. APPLICABLE LAW

     This Plan and all action taken under it shall be governed as to validity, construction, interpretation and administration by the laws of the State of Delaware and applicable federal law.

9. AMENDMENT OR TERMINATION

     The Board of Directors of the Company may amend, suspend or terminate the Plan or any portion thereof at any time; provided, however, that unless the written consent of a Participant is obtained, no such amendment or termination shall adversely affect any existing rights of such Participant.

EXHIBIT A

	Projected
Projected Grade	Percentage of Base	Projected Employee	Projected Aggregate
Level	Salary	Count	Bonus Amount

E5	7.5%	418	$2,493,002
E6	10.0%	199	$1,850,631
E7	50.0%	111	$5,988,800
E8	50.0%	18	$1,154,800
S9	35.0%	3	$164,200
EX1	100.0%	51	$7,448,500
EX1S	100.0%	6	$1,059,800
EX1A	100.0%	5	$1,004,300
EX2,	125.0%	6	$1,810,600
EX3	125.0%	2	$687,500
EX4	150.0%	2	$1,312,500
Total:		821	$24,974,632

EXHIBIT B

Participant Name	Maximum Bonus

Notwithstanding anything set forth in Section 4(a) or (b) of the Plan to the contrary, for purposes of this Plan, (i) the following definitions shall apply to payments for which Daniel F. Akerson, the Company’s Chairman and Chief Executive Officer, shall be eligible: Emergence Bonus shall equal $750,000 (150% of Mr. Akerson’s annual base salary on the Effective Date); Maximum First Bonus shall equal zero; and Maximum Second Bonus shall equal zero, and (ii) the following definitions shall apply to payments for which Gary D. Begeman, the Company’s Senior Vice President, General Counsel and Secretary, shall be eligible: Emergence Bonus shall equal $250,000 (100% of Mr. Begeman’s annual base salary on the Effective Date); Maximum First Bonus shall equal zero; and Maximum Second Bonus shall equal $62,500 (25% of Mr. Begeman’s annual base salary on the Effective Date).

EXHIBIT C

TARGETS

Fourth Quarter 2002 $5,561,000

First Quarter 2003 $6,958,000

Second Quarter 2003 $7,327,000

Third Quarter 2003 $11,923,000

Fourth Quarter 2003 $15,141,000

First Quarter 2004 $20,442,000